Exhibit 99.1

PEAPACK-GLADSTONE FINANCIAL CORPORATION ANNOUNCES

DEPARTURE OF FINN M. W. CASPERSEN JR., CHIEF STRATEGY OFFICER AND GENERAL COUNSEL

BEDMINSTER, N.J. – NOVEMBER 22, 2017 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC), parent company of Peapack-Gladstone Bank, announced today that Finn M. W. Caspersen, Jr., Chief Strategy Officer and General Counsel of Peapack-Gladstone Financial Corporation (the “Corporation”) and Peapack-Gladstone Bank (the “Bank”), will be leaving from his positions as an officer of the Corporation and the Bank, and from the Board of Directors of the Corporation and the Bank, effective December 31, 2017.

Doug Kennedy, President and Chief Executive Officer stated, “Finn will be missed. When I joined Peapack-Gladstone Bank in October 2012 I relied heavily on Finn to help shape the Vision and Core Principles that supported us in the development of our Strategy – Expanding Our Reach.  Since then Finn has played an instrumental role in our success, including serving 4 years as our Chief Operating Officer and attending to many legal and corporate governance matters as our General Counsel.  He has worked tirelessly to promote the spirit of PGB since joining the Bank in early 2004. We wish him great success in his future endeavors.”

Mr. Caspersen is leaving to explore various professional and personal opportunities. Finn will remain in a consultative role through March 31, 2018. The Corporation and Bank will be conducting a search for Mr. Caspersen’s replacement.

ABOUT THE CORPORATION

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.18 billion as of September 30, 2017. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private wealth management, commercial private banking, retail private banking and residential lending divisions, along with its online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

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Contact: Douglas L. Kennedy, Peapack-Gladstone Bank, President and Chief Executive Officer, 500 Hills Drive, Suite 300, Bedminster, NJ, 07921 dkennedy@pgbank.com, (908) 719-6554.